UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported)	August 30, 2022

NAVIDEA BIOPHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35076	31-1080091
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4995 Bradenton Avenue, Suite 240, Dublin, Ohio	43017
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(614) 793-7500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock	NAVB	NYSE American
Preferred Stock Purchase Rights	N/A	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02	Termination of a Material Definitive Agreement.

On September 1, 2022, Navidea Biopharmaceuticals, Inc. (“Navidea,” the “Company” or “we”) issued a press release announcing the termination of the Memorandum of Understanding (”MOU”) with Jubilant Radiopharma, originally signed on August 9, 2020. The MOU with Jubilant Radiopharma outlined the terms and framework for an Exclusive License and Distribution Agreement for Navidea’s diagnostic imaging agent Tc99m tilmanocept (technetium Tc99m tilmanocept injection) in the United States, Canada, Mexico, and Latin America. In connection with the MOU, Jubilant Radiopharma also made a $1 million equity investment in exchange for a limited exclusivity period. Since the original signing of the MOU, Navidea has advanced Tc99m tilmanocept for indications in rheumatoid arthritis through its Phase 2B proof of concept trial and into the currently enrolling Phase 3 trial as well as the Phase 2B tilmanocept joint localization to joint biopsy study.

A press release announcing, among other things, the transaction described above is attached hereto as Exhibit 99.1, and is incorporated herein by reference.

Item 8.01	Other Events.

As previously disclosed, the Company has been engaged in ongoing litigation with Capital Royalty Partners II L.P. (“CRG”) in its capacity as a lender and as control agent for other affiliated lenders party to the CRG Loan Agreement (collectively, the “CRG Lenders”), in the District Court of Harris County, Texas (the “Court”). In April 2018, the plaintiffs asserted claims against Navidea and Macrophage Therapeutics, Inc. for alleged breaches of a Global Settlement Agreement and Loan Agreement entered into by Navidea arising from the Navidea’s challenge to the plaintiffs’ drawing down on letters of credit in the full amount of $7,153,000. Navidea claimed such draw down resulted in an overpayment of approximately $4.2 million under the Loan Agreement.

On August 30, 2022, the Court made an oral ruling from the bench in open court at the conclusion of the trial in Case No. 2018-24442-151; Capital Royalty Partners II, L.P. et al. v. Navidea Biopharmaceuticals, Inc. and Macrophage Therapeutics, Inc., awarding CRG $2,572,937.61 in attorney’s fees on their breach of contract claims against Navidea and Macrophage Therapeutics (“MT”). A formal written final judgment will be entered by the Court in the near future.

The Court’s oral ruling did not set out the findings and conclusions made by the Court in support of the ruling; however, on November 21, 2021, the Court entered an Interlocutory Summary Judgment against Navidea and MT, ruling breach of the Global Settlement Agreement in seeking reconsideration and an appeal of the Amended Final Judgment entered by the Court in the prior case among the parties, Case No. 2016-22242-151; Capital Royalty Partners II, L.P. et al. v. Navidea Biopharmaceuticals, Inc. and Macrophage Therapeutics, Inc., and by pursuing a suit against CRG in the State of Ohio.

Once a final written judgment identifying the basis and reasoning in support of the trial court’s decision is received, Navidea will reassess the Court’s judgment and determine what course of action to pursue, if any, in response to the court’s ruling.

A press release announcing the ruling described above is attached hereto as Exhibit 99.2, and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit
Number	Exhibit Description

99.1	Press Release dated September 1, 2022.

99.2	Press Release dated September 1, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Navidea Biopharmaceuticals, Inc.

Date: September 2, 2022	By:	/s/ Michael S. Rosol
Michael S. Rosol, Ph.D. Chief Medical Officer